 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 3, 2019

INFINERA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-33486	77-0560433
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

140 Caspian Court
Sunnyvale, CA	94089
(Address of principal executive offices)	(Zip Code)
(408) 572-5200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Common shares, par value $0.001 per share	INFN	The Nasdaq Global Select Market
(Title of each class)	(Trading symbol)	(Name of exchange on which registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d)
On June 3, 2019, the Board of Directors (the “Board”) of Infinera Corporation (the “Company”) increased the size of the Board from eight (8) to nine (9) directors and appointed Sharon Holt, to serve as a member of the Board effective as of June 3, 2019. Ms. Holt will serve as a Class III Director with a term expiring at the 2022 Annual Meeting of Stockholders until her successor is duly elected and qualified or her earlier death, resignation or removal. There are no arrangements or understandings between Ms. Holt and any other persons pursuant to which Ms. Holt was appointed a director of the Company. There are also no family relationships between Ms. Holt and any director or executive officer of the Company. Ms. Holt has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Ms. Holt has served as a Principal at Fraser Stuart Ventures, LLC, a private investment and advisory firm since 2016. Since 2012, she has served as an advisor to several technology companies. Since August 2018, she has served as chairman of the board of Immersion Corporation, a publicly traded developer of haptics technology for cellphones and other devices, having joined its board is August 2016. Ms. Holt was a senior executive at Rambus Inc., a leading technology development and licensing company, from 2004 to 2012 where she served as Senior Vice President of Sales, Licensing and Marketing, and Senior Vice President and General Manager of the Semiconductor Business Group. From 1999 to 2004, Ms. Holt was an executive at Agilent Technologies in the Semiconductor Products Group (now Broadcom), where her last position was Vice President & General Manager of Americas Field Operations, overseeing sales and technical support operations for the semiconductor business, including ASICs, ASSPs, optical and wireless ICs. Prior to that, she ran sales operations focused on Agilent’s largest global customers. From 1986 to 1999, Ms. Holt worked at HP in Applications Engineering, Sales, and Distribution Channel Management for the Semiconductor Products Group Ms. Holt received a bachelor’s degree in Electrical Engineering from Virginia Polytechnic Institute and State University (Virginia Tech).

Ms. Holt will receive compensation for her service on the Board in accordance with the Company’s standard compensatory arrangements for non-employee directors. As part of this compensation, Ms. Holt is eligible to receive an initial award of restricted stock units equal to approximately $165,000 in value based on the fair market value of the Company's common stock as reported on the Nasdaq Stock Market as of the date of her appointment. This initial award will vest annually over three years, provided that the non-employee director remains a service provider of the Company on each applicable vesting date. Ms. Holt is also eligible to receive an annual award of restricted stock units equal to approximately $165,000 in value based on the fair market value of the Company's common stock as reported on the Nasdaq Stock Market as of the date of her appointment. This initial annual award will vest as to 100% of the underlying shares on the earlier of the date of the next annual meeting of stockholders or the one-year anniversary of the date of grant, provided that the non-employee director remains a service provider of the Company on the applicable vesting date. Ms. Holt will also enter into a director indemnification agreement with the Company in the form previously filed with the Securities and Exchange Commission.

A copy of the Company’s June 3, 2019 press release announcing Ms. Holt’s appointment to the Board is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release of Infinera Corporation dated June 3, 2019.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINERA CORPORATION

Date: June 3, 2019	By:	/s/ David L. Teichmann
David L. Teichmann Chief Legal Officer and Corporate Secretary